Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Kirsten Chapman / Cathy Mattison Lippert / Heilshorn & Associates (415) 433-3777 cmattison@lhai.com	PR Contact: Alysia Lee Axesstel, Inc. (858) 625-2100, ext 310 alee@axesstel.com

Axesstel Appoints Clark Hickock CEO to Lead 2008 Growth

Founder Mike Kwon continues as strategic advisor

SAN DIEGO – Mar. 17, 2008 – Axesstel, Inc. (AMEX: AFT), a recognized leader in the design and development of fixed wireless voice and broadband data products, today announced the appointment of Clark Hickock as chief executive officer and a member of our board of directors. Hickock, 52, who served as the company’s chief operating officer since April 2005, will be responsible for all aspects of the company’s operations. He succeeds Mike Kwon, who acted as interim CEO since November 2007. Kwon, as founder and advisor, will continue to support corporate development and strategic relationships.

“Clark’s in-depth understanding of the company’s personnel, products, and market opportunities, combined with the breadth of his management expertise, made him the clear choice to lead Axesstel in its next phase of growth,” said Kwon. “Clark has consistently demonstrated strong and solid leadership throughout his career at Axesstel and within the industry. I am confident Clark’s long-standing relationship with the management team and his understanding of day-to-day operations will provide the direction needed to accomplish our business growth strategies and drive positive business results.”

Bryan Min, chairman of the board of Axesstel, said, “In November, we were pleased Mike agreed to return to assist Clark and Pat Gray, our CFO, in addressing a number of operational and financial challenges. Mike worked hand-in-hand with Clark, Pat and Stephen Sek our CTO in restoring relationships with our primary manufacturer and major suppliers, reaching a distribution agreement with Brightstar, and solidifying our product roadmap. We would like to thank Mike for his contributions and welcome Clark to his new role.”

“I am grateful for this opportunity and would also like to thank Mike for his leadership and guidance these past four months. I am pleased that he has agreed to continue serving as an advisor to the management team,” said Hickcock. As a leader in the fixed wireless phone and broadband data marketplace, I am excited about our future. Axesstel is poised for growth. With our investments in sales in Europe, Middle East and Africa and our new distribution agreement in Venezuela, we continue to penetrate new markets worldwide. Also, our new innovative products and enhancements are providing value and increased functionality to our customers. We closed the year with $23 million in backlog; we are back on track; and we reaffirm our 2008 revenue guidance to exceed $100 million, with data products contributing more than $60 million. With the support of Axesstel’s talented team, I am looking forward to executing on our plan to grow the business profitably.”

CTIA Wireless 2008

Hickock will join the Axesstel team to showcase its products April 1st to 3rd in booth 4943 in the North Hall of the Las Vegas Convention Center under the “Mobility Enterprise Pavilion. Investors wishing to meet Hickock and Gray at CTIA please contact Cathy Mattison from Lippert / Heilshorn & Associates, Inc.at 415.433.3777 or at cmattison@lhai.com.

About Clark Hickock

Prior to joining Axesstel, Hickock was executive vice president of Global Operations for Cherokee International Corporation from 2004 to 2005, where he was responsible for operations and supply chain management in the U.S., Mexico, China and Europe. From 1994 to 2004, he served as EVP of Global Operations for REMEC, Inc., where he managed an international team of over 4,000 in the manufacturing services business unit, new product introduction, and supply chain. From 1978 to 1994, Hickock was director of materials of E-systems Inc., an aerospace and defense division of Raytheon Company, where he managed the material and subcontract department. Hickock holds a B.A. from the University of Texas.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2008 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; the risks of primary dependence on a

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limited number of significant customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s primary reliance on its sole contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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